Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 21, 2024
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS IMPROVED FINANCIAL RESULTS FOR THIRD QUARTER AND FIRST NINE MONTHS OF 2024

PORTERVILLE, CALIF. – (BUSINESS WIRE) – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and nine-month periods ended September 30, 2024. Sierra Bancorp reported consolidated net income of $10.6 million, or $0.74 per diluted share, for the third quarter of 2024, an increase of $0.3 million, or 3%, as compared to the second quarter of 2024. In addition, the Company reported consolidated net income of $30.2 million for the first nine months of 2024, an increase of $1.6 million, or 6%, as compared to the same period in 2023. Diluted earnings per share for the nine-month period ended September 30, 2024, increased to $2.09, or 8%, from $1.93 diluted earnings per share for the same period in 2023.

Highlights for the third quarter of 2024:

●	Improved Earnings and Consistently Strong Earnings Metrics
o	Diluted Earnings Per Share increased 4%, or $0.03, from the prior linked quarter.
o	Improved net interest income by $0.6 million, or 2%, as compared to the prior linked quarter.
o	Maintained strong net interest margin of 3.66%, as compared to 3.69% in the prior linked quarter.
o	Return on Average Assets of 1.14%, which is unchanged from the prior linked quarter.
o	Return on Average Equity of 11.95%, which is unchanged from the prior linked quarter.

●	Solid Asset Quality
o	Total nonperforming loans to total gross loans ratio of 0.45%, with total classified loans down $6.4 million, year-to-date, to $29.1 million.
o	No foreclosed assets at September 30, 2024.
o	Net charge-offs to total loans during the quarter of 0.01%.
o	Regulatory Commercial Real Estate Concentration Ratio declined to 236.43%, from 241.05%, during the quarter.

●	Growth of Loans and Deposits
o	Loan growth of $86.1 million, or 15% annualized, during the quarter, to $2.3 billion.
o	Total deposits increased by $19.7 million, or 3% annualized, during the quarter, to $3.0 billion.
o	Noninterest-bearing deposits of $1.0 billion at September 30, 2024, represent 34% of total deposits.

●	Solid Capital and Liquidity
o	Increased Tangible Book Value (non-GAAP) per share by 3%, during the quarter, to $22.93 per share.
o	Repurchased 48,904 shares of common stock during the quarter.
o	Declared dividend of $0.24 per share, payable on November 12, 2024, our 103rd consecutive quarterly dividend.
o	Strong regulatory Community Bank Leverage Ratio increased to 11.70%, at September 30, 2024, for our subsidiary Bank.
o	Consolidated Tangible Common Equity Ratio (non-GAAP) increased to 9.01%, at September 30, 2024.
o	Overall primary and secondary liquidity sources of $2.4 billion, at September 30, 2024.

Sierra Bancorp Financial Results

October 21, 2024

“If opportunity doesn’t knock, make a door.” Milton Berle

“We are happy to share our third quarter results, which demonstrate our entire team’s commitment to providing fantastic service to our customers and communities.” stated Kevin McPhaill, CEO and President. “While the current interest rate environment still presents the banking industry with unique challenges, our teams continue to improve profitability and grow loans and deposits. They are consistently finding opportunities to both bring new customers on board and strengthen our existing relationships. I speak for our entire team of dedicated bankers when I say we are proud of our results, we remain committed to excellent service, and we are incredibly excited about our future!” concluded Mr. McPhaill.

For the first nine months of 2024, the Company increased net income to $30.2 million, or $2.09 per diluted share, as compared to $28.6 million, or $1.93 per diluted share, for the same period in 2023. The year-over-year improvement is due primarily to higher net interest income of $5.1 million, despite a $1.8 million increase in the provision for credit losses in 2024. Increases of $1.7 million in noninterest income, were mostly offset by a $1.5 million increase in noninterest expense. The Company’s financial performance metrics for the first nine months of 2024 include an -annualized return on average assets and a return on average equity of 1.11% and 11.67%, respectively, compared to 1.03% and 12.41%, respectively, for the same period in 2023.

Financial Highlights

Quarterly Changes (comparisons to the third quarter of 2023)

●	Net income increased 7%, or $0.7 million, to $10.6 million due to higher net interest income, partially offset by an increase in the provision for credit losses.

●	The $2.7 million increase in net interest income was driven by a 27 basis point increase in net interest margin. This is primarily a result of a balance sheet restructuring, including a bond sale, in the first quarter of 2024, along with higher loan yields.

●	Noninterest income was mostly flat for the quarter, with increases in service charge income offset by decreases in other noninterest income, primarily from life insurance proceeds received in 2023 that did not reoccur in 2024.

●	Noninterest expense was $0.2 million higher in the third quarter over the same quarter last year. While salary and benefit costs decreased due to a strategic internal reorganization in the fourth quarter of 2023, this was offset by an increase in occupancy costs, due to the sale/leaseback of certain branches in the fourth quarter of 2023.

Linked Quarter Income Changes (comparisons to the three months ended June 30, 2024)

●	Net income improved by $0.3 million, or 3%, driven mostly by a $0.6 million increase in net interest income, offset by a $0.5 million increase in the provision for credit losses.
●	Net interest income increased by $0.6 million, due to an increase in average earning assets, partially offset by an increase in interest-bearing liabilities, at a higher cost of funds.

Year to-Date Income Changes (comparisons to the first nine months of 2023)

●	Net income increased $1.6 million, or 6%. This was primarily driven by an increase of $5.1 million or 6% in net interest income, due mostly to an overall increase in interest rates on earning assets. While we experienced higher yields and balances on loans, this was complemented by a decrease in borrowed funds and a decrease in the rate paid on the remaining balance of borrowed funds. Partially offsetting these positive variances was an increase in the provision for credit losses, and an increase in occupancy expenses from the sale/leaseback of branch buildings in late 2023.

Sierra Bancorp Financial Results

October 21, 2024

●	The provision for credit losses was $2.4 million, an increase of $2.2 million, primarily due to an increase in net charge-offs in the second quarter of 2024, due to a foreclosure of a single property.

●	Noninterest income increased by $1.7 million, or 7%. Service charges on deposit accounts were $1.0 million higher, due mostly to higher interchange income, an increase in analysis fees, and other transaction-based fees, combined with a net $0.6 million gain, from the balance sheet restructuring earlier in the year.

●	Noninterest expense increased $1.5 million, or 2%, due mostly to increases in rent expense from the sale/ leaseback of branch buildings at the end of 2023.

Statement of Condition Changes (comparisons to December 31, 2023)

●	Total assets decreased by $33.6 million, or 1%, to $3.7 billion, during the first nine months of the year due primarily to the strategic restructuring of our lower-yielding bond portfolio in the first quarter of 2024, partially offset by increases in loan balances.
●	Gross loans increased $230.6 million, due to a $219.8 million increase in mortgage warehouse line utilization, a $10.6 million increase in commercial real estate loans, a $13.3 million increase in farmland loans, and a $12.0 million increase in commercial loans. This favorable growth was partially offset by a $23.9 million decrease in residential real estate loans, and smaller declines in construction and consumer loans.

●	Deposits totaled $3.0 billion at September 30, 2024, representing a year-to-date increase of $200.9 million, or 7%. The growth in deposits came mostly from a $175.0 million increase in brokered deposits to fund mortgage warehouse lines, and a $40.6 million increase in transaction accounts offset by smaller declines in customer non-transaction accounts.

●	Other interest-bearing liabilities decreased $262.1 million, from a decrease in overnight borrowings facilitated by the strategic balance sheet restructuring in the first quarter of 2024, and a decrease in FHLB advances, as we utilized brokered deposits not only to fund mortgage lines, but to pay down more costly FHLB lines of credit.

Sierra Bancorp Financial Results

October 21, 2024

Other financial highlights are reflected in the following table.

FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	As of or for the			As of or for the
	three months ended			nine months ended
	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Net income	$10,603	$10,263	$9,885	$30,196	$28,555
Diluted earnings per share	$0.74	$0.71	$0.68	$2.09	$1.93
Return on average assets	1.14%	1.14%	1.04%	1.11%	1.03%
Return on average equity	11.95%	11.95%	12.62%	11.67%	12.41%

Net interest margin (tax-equivalent) (1)	3.66%	3.69%	3.30%	3.66%	3.39%
Yield on average loans	5.25%	5.16%	4.73%	5.11%	4.66%
Yield on average investments	5.42%	5.58%	5.25%	5.52%	5.00%
Cost of average total deposits	1.62%	1.53%	1.20%	1.51%	1.04%
Cost of funds	1.72%	1.67%	1.67%	1.66%	1.44%
Efficiency ratio (tax-equivalent) (1) (2)	58.38%	59.15%	61.46%	61.07%	62.83%

Total assets	$3,696,154	$3,681,202	$3,738,880	$3,696,154	$3,738,880
Loans net of deferred fees	$2,321,025	$2,234,816	$2,100,973	$2,321,025	$2,100,973
Noninterest demand deposits	$1,013,743	$986,927	$1,059,878	$1,013,743	$1,059,878
Total deposits	$2,962,159	$2,942,410	$2,869,720	$2,962,159	$2,869,720
Noninterest-bearing deposits over total deposits	34.22%	33.54%	36.93%	34.22%	36.93%

Shareholders' equity / total assets	9.70%	9.51%	8.26%	9.70%	8.26%
Tangible common equity ratio (2)	9.01%	8.81%	7.54%	9.01%	7.54%
Book value per share	$24.88	$24.19	$21.01	$24.88	$21.01
Tangible book value per share (2)	$22.93	$22.24	$19.04	$22.93	$19.04
Community bank leverage ratio (subsidiary bank)	11.70%	11.60%	11.05%	11.70%	11.05%
Tangible common equity ratio (subsidiary bank) (2)	10.90%	10.60%	9.44%	10.90%	9.44%

(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

INCOME STATEMENT HIGHLIGHTS

Net Interest Income

Net interest income was $30.8 million for the third quarter of 2024, a $2.7 million increase, or 10% over the third quarter of 2023, and increased $5.1 million, or 6%, to $89.7 million for the first nine months of 2024 relative to the same period in 2023.

For the third quarter of 2024, although the balance of average interest-earning assets was $74.0 million lower, the yield was 37 basis points higher as compared to the same period in 2023. There was a four basis point increase in the cost of our interest-bearing liabilities for the same period, which partially offset some of the higher yields on the asset side. Net interest income for the comparative year-to-date periods increased $5.1 million, or 6%, due to a strategic change in mix of average interest-earning assets in the fourth quarter of 2023 and the first quarter of 2024. This change was moderated by an increase in rates paid on interest-bearing liabilities. There was a $136.1 million, or 7%, increase in average loan and lease balances yielding 45 basis points higher for the same period, while average investment balances decreased $238.5 million, yielding 52 basis points higher for the same period. Average interest-bearing liabilities decreased $82.2 million, mostly in borrowed funds. The cost of interest-bearing liabilities was 28 basis points higher for the comparative periods. The favorable net impact of the mix and rate change was a 27 basis point increase in our net interest margin for the nine months ending September 30, 2024, as compared to the same period in 2023.

Sierra Bancorp Financial Results

October 21, 2024

Interest expense was $14.0 million for the third quarter of 2024, a decrease of $0.3 million, relative to the third quarter of 2023. For the first nine months of 2024, compared to the same period in 2023, interest expense increased $3.4 million to $39.6 million. The increase in interest expense for the first nine months of 2024, as compared to the same period in 2023, was attributable to an increase in higher cost brokered deposits to fund mortgage warehouse lines, along with a net overall interest rate increase in customer deposit account balances. Compounding the interest rate increases, there was a shift in the mix of average deposits with an increase in higher-yielding money market and time deposit account types. These increases were partially offset by decreases in other borrowed funds. For the first nine months of 2024, compared to the same period in 2023, the average balance of higher cost customer time deposits, interest-bearing demand and money market deposits increased $51.4 million, while wholesale brokered deposits increased $112.5 million. Borrowed funds decreased $126.1 million, and lower cost or no cost deposits decreased $194.0 million.

Our net interest margin was 3.66% for the third quarter of 2024, as compared to 3.69% for the linked quarter, and 3.30% for the third quarter of 2023. While the yield of interest-earning assets increased one basis point for the third quarter of 2024 as compared to the linked quarter, the cost of interest-bearing liabilities increased seven basis points for the same period in 2023. The average balance of interest-earning assets increased $56.9 million for the linked quarter, while the increase in interest-bearing liabilities was $15.9 million for the same period. Even though the volume increase of interest-earning assets was more than the increase in interest-bearing liabilities, the larger rate increase on liabilities caused a slight compression in net interest margin for the linked quarter.

Provision for Credit Losses

The provision for credit losses on loans was $1.2 million for the third quarter of 2024, as compared to a $0.1 million in the third quarter of 2023. There was a year-to-date provision for credit losses on loans of $2.3 million in 2024, as compared to $0.4 million for the same period in 2023. The Company's $1.1 million increase in the provision for credit losses on loans in the third quarter of 2024, as compared to the third quarter of 2023, and the $1.8 million year-to-date increase in the provision for credit losses on loans, compared to the same period in 2023, was primarily due to the impact of $3.0 million in net charge-offs in the first nine months of 2024, with only $0.4 million in net charge-offs for the first nine months of 2023. The increase in net charge-offs was primarily related to a single office building, which was subsequently foreclosed upon and sold.

There was a provision for credit losses on unfunded commitments for $0.1 million in the third quarter of 2024, and $0.1 million for the first nine months of 2024, as compared to a $0.2 million benefit for credit losses in the third quarter of 2023 and a $0.2 million benefit for credit losses in the first nine months of 2023. The reason for the increase in both the quarterly and year-to-date comparisons is due to an increase in the balance of unfunded commitments combined with an increase in the reserve rate utilized in the calculation of the reserves.

The Company recorded a small benefit for credit losses on available-for-sale debt securities for the three months and nine months ending 2024. The benefit was a result of a change in the reserve rates utilized in the calculation of the reserves, due to updated municipal bond default rates across all credit ratings, combined with an aging municipal bond portfolio. Although there were debt securities in an unrealized loss position, the declines in market values were primarily attributable to changes in interest rates and volatility in the financial markets and not a result of an expected credit loss.

Noninterest Income

Total noninterest income was unchanged for the quarter ended September 30, 2024, as compared to the same quarter in 2023, and increased $1.7 million, or 7%, for the year-to-date period ended September 30, 2024, as compared to the same period in 2023. The year-to-date comparison was impacted by an increase in service charge income on deposit accounts, favorable fluctuations in income on Bank Owned Life Insurance (BOLI) with underlying investments mapped directly to the Company’s deferred compensation plan and a net gain on the balance sheet restructure earlier in the year. Offsetting these positive variances was a decrease in other income which is related to life insurance proceeds received in 2023 with no like proceeds in 2024.

Sierra Bancorp Financial Results

October 21, 2024

The Company maintains a non-qualified deferred compensation plan for officers and directors, which allows the participant to defer a portion of their earnings tax-free. Participants are allowed to choose different hypothetical investment alternatives to determine their individualized return on their deferred compensation. The Company has chosen to offset the cost of this liability with a BOLI Policy, which is funded based on deferral elections from the participants. Although the BOLI is not directly tied to the deferred compensation plan, the BOLI is invested in similar fund types as those selected by the participants. There is some inefficiency in net earnings of the BOLI asset as compared to the deferred compensation liability created by the cost of insurance, differences in balances, and differences in individual fund performance. During the third quarter, and first nine months of 2024, earnings from the BOLI were $0.3 million, and $1.5 million, respectively, while additional expense from the related deferred compensation liability was $0.3 million, and $1.7 million, respectively. Most of such expense is reported as professional fees under directors’ fees as such expense is related to deferral of past directors’ fees. Specifically, $0.3 million for the quarterly comparison, and $1.4 million for the year-to-date comparison, respectively, is reflected as directors’ fees as part of the overall professional fees expense line item. The tax benefit of having tax-free earnings with tax-deductible expense was $0.2 million during the third quarter of 2024, and $1.0 million for the first nine months of 2024.

Noninterest Expense

Total noninterest expense increased by $0.2 million, or 1%, in the third quarter of 2024, relative to the third quarter of 2023, and by $1.5 million, or 2%, for the first nine months of 2024, as compared to the same period in 2023.

Salaries and Benefits were $0.3 million, or 2%, lower in the third quarter of 2024 as compared to the third quarter of 2023, and unchanged for the first nine months of 2024, compared to the same period in 2023. The Company made strategic decisions in 2023 that created operational efficiencies and reduced costs. While the number of full-time equivalent employees did not change for the first nine months of 2024, compared to the year ending December 31, 2024, the composition of the workforce changed resulting in reduced salaries and benefits costs, during the third quarter of 2024. There were 489 full-time equivalent employees at September 30, 2024, as compared to 489 at December 31, 2023, and 487 at September 30, 2023.

Occupancy expenses increased by $0.5 million, and $1.9 million for the third quarter, and the first nine months of 2024 as compared to the same periods in 2023. The reason for the increases in both comparisons is due to increased rent expense from the sale/leaseback transactions in the fourth quarter of 2023, and first quarter of 2024.

Other noninterest expense was unchanged for the third quarter 2024, as compared to the third quarter in 2023, and decreased $0.4 million, or 2%, for the first nine months of 2024, as compared to the same period in 2023. While the variances for the third quarter of 2024, compared to the same period in 2023 offset each other, the primary differences were decreases in marketing costs, which is timing related, and a favorable variance in directors deferred compensation expense, linked to the changes in BOLI income. These favorable variances were offset by higher communications costs, audit and review costs, and loan management software costs. The Company implemented new loan origination and management software to better serve our customers and create operational efficiencies. For the year-over-year comparison, the categories of variance were the same as with the quarterly comparison, except for an unfavorable variance in directors’ deferred compensation expense, offset by favorable variances in debit card processing and ATM network costs, from a branding change to VISA from Mastercard last year, and the subsequent costs in 2023 related to that change. Additionally, there was a decrease in foreclosed asset costs, due to a foreclosure and subsequent sale of one large credit relationship in early 2023.

The Company's provision for income taxes was 26.4% of pre-tax income in the third quarter of 2024, relative to 25.8% in the third quarter of 2023, and 26.8% of pre-tax income for the first nine months of 2024, relative to 25.3% for the same period in 2023. The increase in effective tax rate for both the quarterly and year-to-date comparisons is due to the tax credits, and tax-exempt income representing a smaller percentage of total taxable income.

Sierra Bancorp Financial Results

October 21, 2024

Balance Sheet Summary

The $33.6 million, or 1%, decrease in total assets during the first nine months of 2024, is primarily a result of a $323.9 million decrease in investment securities, from the sale of bonds from the strategic securities transaction, partially offset by a $230.6 million increase in gross loans, and a $54.2 million increase in cash on hand.

The increase in gross loan balances, as compared to December 31, 2023, was mostly a result of organic growth; a $13.3 million increase in farmland loans, a $10.6 million increase in commercial real estate loans, a $112.0 million increase in other commercial loans, and a favorable change of $219.8 million in mortgage warehouse balances. Counterbalancing these positive loan variances were loan paydowns and maturities resulting in net declines in residential real estate loans.

As indicated in the loan roll forward table below, new credit extended for the third quarter of 2024, increased on a linked-quarter basis, but decreased $7.7 million over the same period in 2023, and decreased $22.1 million for the year-to-date comparisons. The year-to-date decline in organic loan growth is attributable to competitive pressures in our market for strong credit relationships, combined with a lower loan demand overall due to the current high interest rate environment. We also had $48.4 million in loan paydowns and maturities; however, increases in mortgage warehouse and credit line utilization of $98.8 million had a positive impact in the third quarter.

LOAN ROLL FORWARD
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Gross loans beginning balance	$2,234,528	$2,156,864	$2,094,391	$2,090,075	$2,052,940
New credit extended	61,239	40,313	68,980	136,518	158,619
Changes in line of credit utilization (1)	11,572	(10,412)	(22,517)	(23,768)	(41,685)
Change in mortgage warehouse	61,718	70,498	(3,032)	219,778	42,146
Pay-downs, maturities, charge-offs and amortization	(48,428)	(22,735)	(37,012)	(101,974)	(111,210)
Gross loans ending balance	$2,320,629	$2,234,528	$2,100,810	2,320,629	2,100,810

(1)	Change does not include new balances on lines of credit extended during the respective periods as such balances are included as part of “New credit extended” line above.

Unused commitments, excluding mortgage warehouse and overdraft lines, were $237.7 million at September 30, 2024, compared to $203.6 million at December 31, 2023. Total line utilization, excluding mortgage warehouse and overdraft lines, was 59.2% at September 30, 2024, and 62.3% at December 31, 2023. Mortgage warehouse utilization increased to 54.6% at September 30, 2024, as compared to 36.2% at December 31, 2023.

Deposit balances reflect growth of $200.9 million, or 7%, during the first nine months of 2024. Core non-maturity deposits increased by $31.0 million, or 6%, while customer time deposits decreased by $5.0 million, or 1%. Wholesale brokered deposits increased by $175.0 million, or 130%. As stated previously, the increase in brokered deposits was utilized to fund increases in mortgage warehouse lines. Overall noninterest-bearing deposits as a percent of total deposits at September 30, 2024, decreased to 34.2%, as compared to 37.0% at December 31, 2023.

Other interest-bearing liabilities of $205.5 million on September 30, 2024, consist of $125.5 million in customer repurchase agreements, and $80.0 million of FHLB borrowings.

Overall uninsured deposits are estimated to be approximately $816.2 million, or 28% of total deposit balances, excluding public agency deposits that are subject to collateralization through a letter of credit issued by the FHLB. In addition, uninsured deposits of the Bank’s customers are eligible for FDIC pass-through insurance if the customer opens an IntraFi Insured Cash Sweep (ICS) account or a reciprocal time deposit through the Certificate of Deposit Account Registry System (CDARS). IntraFi allows for up to $265 million per customer of pass-through FDIC insurance, which would more than

Sierra Bancorp Financial Results

October 21, 2024

cover each of the Bank’s deposit customers if such customer desired to have such pass-through insurance. The Bank maintains a diversified deposit base with no significant customer concentrations and does not bank any cryptocurrency companies. At September 30, 2024, the Company had approximately 120,000 accounts, and the 25 largest deposit balance customers had balances of approximately 15% of overall deposits. During the third quarter of 2024, except for seasonality fluctuations in the normal course of business, there has been no material change in the composition of our 25 largest deposit balance customers.

The Company continues to have substantial liquidity. At September 30, 2024, and December 31, 2023, the Company had the following sources of primary and secondary liquidity (Dollars in Thousands, Unaudited):

Primary and secondary liquidity sources	September 30, 2024	December 31, 2023
Cash and cash equivalents	$132,797	$78,602
Unpledged investment securities	556,231	792,965
Excess pledged securities	286,355	382,965
FHLB borrowing availability	618,142	586,726
Unsecured lines of credit	504,785	374,785
Funds available through fed discount window	342,711	392,034
Totals	$2,441,021	$2,608,077

Total capital of $358.7 million at September 30, 2024, reflects an increase of $20.6 million, or 6%, relative to year-end 2023. The increase in equity during the first nine months of 2024 was due to the addition of $30.2 million in net income, a $7.4 million favorable swing in accumulated other comprehensive income, due principally to changes in investment securities’ fair value, offset by $8.3 million in share repurchases, and $10.2 million in dividends paid. The remaining difference is related to the impact of equity compensation.

Asset Quality

Total nonperforming assets, comprised of nonaccrual loans, increased by $2.4 million to $10.3 million for the first nine months of 2024. The Company's ratio of nonperforming loans to gross loans increased to 0.45% at September 30, 2024, from 0.38% at December 31, 2023. The increase resulted from an increase in non-accrual loan balances, primarily as a result of one non-owner occupied commercial real estate loan on an office building. All the Company's nonperforming assets are individually evaluated for credit loss quarterly and management believes the established allowance for credit loss on such loans is appropriate.

The Company's allowance for credit losses on loans and leases was $22.7 million at September 30, 2024, as compared to $23.5 million December 31, 2023. The decrease resulted from a reduction in specific individual reserves on impaired loans due to the charge-off associated with one commercial real estate loan.

The allowance for credit losses on loans and leases was 0.98% of gross loans at September 30, 2024, and 1.12% of gross loans at December 31, 2023. Management's detailed analysis indicates that the Company's allowance for credit losses on loans and leases should be sufficient to cover credit losses for the life of the loans and leases outstanding as of September 30, 2024, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the loan and lease loss allowance. The Company calculates the allowance for credit losses using a combination of quantitative and qualitative factors applied to loans segmented by call report category. The largest increase in loan balances was from mortgage warehouse lines, which has the lowest reserve rate in the allowance for credit losses at 0.14%. Therefore, at September 30, 2024, approximately $0.5 million of the allowance for credit losses is attributable to mortgage warehouse lines.

Sierra Bancorp Financial Results

October 21, 2024

About Sierra Bancorp

Sierra Bancorp is the holding Company for Bank of the Sierra (www.bankofthesierra.com), which is in its 47th year of operations.

Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Ventura, San Luis Obispo, and Santa Barbara. The Bank also maintains an online branch and provides specialized lending services through an agricultural credit center in Templeton, California. In 2024, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country, with a 5-star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to, the health of the national and local economies, including the impact to the Company and its customers resulting from changes to, and the level of, inflation and interest rates; changes in laws, rules, regulations, or interpretations to which the Company is subject; the Company’s ability to maintain and grow its deposit base; loan demand and continued portfolio performance; the Company's ability to attract and retain skilled employees; customers' service expectations; cyber security risks; the Company's ability to successfully deploy new technology; the success of acquisitions and branch expansion; operational risks including the ability to detect and prevent errors and fraud; the effectiveness of the Company’s enterprise risk management framework; the impact of adverse developments at other banks, including bank failures, that impact general sentiment regarding the stability and liquidity of banks that could affect stock price; changes to valuations of the Company’s assets and liabilities, including the allowance for credit losses, earning assets, and intangible assets; changes to the availability of liquidity sources including borrowing lines and the ability to pledge or sell certain assets; costs related to litigation; the effects of severe weather events, pandemics, other public health crises, acts of war or terrorism, and other external events on our business; and other factors detailed in the Company's SEC filings, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recent Form 10-K and Form 10-Q.

Sierra Bancorp Financial Results

October 21, 2024

STATEMENT OF CONDITION
(Dollars in Thousands, Unaudited)

ASSETS	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Cash and due from banks	$132,797	$183,990	$119,244	$78,602	$88,542
Investment securities
Available-for-sale, at fair value	706,310	716,787	741,789	1,019,201	1,010,377
Held-to-maturity, at amortized cost, net of allowance for credit losses	308,971	312,879	316,406	320,057	323,544
Real estate loans
Residential real estate	388,169	396,819	406,443	412,063	418,782
Commercial real estate	1,338,793	1,316,754	1,327,482	1,328,224	1,334,663
Other construction/land	5,612	5,971	6,115	6,256	7,320
Farmland	80,589	80,807	66,133	67,276	90,993
Total real estate loans	1,813,163	1,800,351	1,806,173	1,813,819	1,851,758
Other commercial	168,236	156,650	143,448	156,272	137,407
Mortgage warehouse lines	335,777	274,059	203,561	116,000	107,584
Consumer loans	3,453	3,468	3,682	3,984	4,061
Gross loans	2,320,629	2,234,528	2,156,864	2,090,075	2,100,810
Deferred loan fees	396	288	214	309	163
Allowance for credit losses on loans	(22,710)	(21,640)	(23,140)	(23,500)	(23,060)
Net loans	2,298,315	2,213,176	2,133,938	2,066,884	2,077,913

Bank premises and equipment	15,647	16,007	16,067	16,907	21,926
Other assets	234,114	238,363	225,628	228,148	216,578
Total assets	$3,696,154	$3,681,202	$3,553,072	$3,729,799	$3,738,880

LIABILITIES AND CAPITAL
Noninterest demand deposits	$1,013,743	$986,927	$968,996	$1,020,772	$1,059,878
Interest-bearing transaction accounts	595,672	537,731	532,791	533,947	561,257
Savings deposits	356,725	368,169	378,057	370,806	400,940
Money market deposits	135,948	136,853	134,533	145,591	130,914
Customer time deposits	550,121	566,132	560,979	555,107	551,731
Wholesale brokered deposits	309,950	346,598	271,648	135,000	165,000
Total deposits	2,962,159	2,942,410	2,847,004	2,761,223	2,869,720

Long-term debt	49,371	49,348	49,326	49,304	49,281
Subordinated debentures	35,794	35,749	35,704	35,660	35,615
Other interest-bearing liabilities	205,534	228,003	201,851	467,621	411,865
Total deposits and interest-bearing liabilities	3,252,858	3,255,510	3,133,885	3,313,808	3,366,481

Allowance for credit losses on unfunded loan commitments	640	520	540	510	600
Other liabilities	83,958	75,152	73,553	77,384	62,940
Total capital	358,698	350,020	345,094	338,097	308,859
Total liabilities and capital	$3,696,154	$3,681,202	$3,553,072	$3,729,799	$3,738,880

Sierra Bancorp Financial Results

October 21, 2024

GOODWILL AND INTANGIBLE ASSETS
(Dollars in Thousands, Unaudited)
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Goodwill	$27,357	$27,357	$27,357	$27,357	$27,357
Core deposit intangible	780	961	1,180	1,399	1,618
Total intangible assets	$28,137	$28,318	$28,537	$28,756	$28,975

CREDIT QUALITY
(Dollars in Thousands, Unaudited)
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Nonperforming loans	$10,348	$6,473	$14,188	$7,985	$781
Foreclosed assets	—	—	—	—	—
Total nonperforming assets	$10,348	$6,473	$14,188	$7,985	$781

Quarterly net charge offs	$170	$2,421	$457	$3,618	$67

Past due and still accruing (30-89)	$211	$3,172	$1,563	$255	$806
Classified loans	$29,148	$28,829	$34,100	$35,577	$39,958

Nonperforming loans / gross loans	0.45%	0.29%	0.66%	0.38%	0.04%
NPA's / loans plus foreclosed assets	0.45%	0.29%	0.66%	0.38%	0.04%
Allowance for credit losses on loans / gross loans	0.98%	0.97%	1.07%	1.12%	1.10%

SELECT PERIOD-END STATISTICS
(Unaudited)
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Shareholders' equity / total assets	9.70%	9.51%	9.71%	9.06%	8.26%
Gross loans / deposits	78.34%	75.94%	75.76%	75.69%	73.21%
Noninterest-bearing deposits / total deposits	34.22%	33.54%	34.04%	36.97%	36.93%

Sierra Bancorp Financial Results

October 21, 2024

CONSOLIDATED INCOME STATEMENT
(Dollars in Thousands, Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Interest income	$44,798	$43,495	$42,384	$129,253	$120,678
Interest expense	14,008	13,325	14,297	39,577	36,143
Net interest income	30,790	30,170	28,087	89,676	84,535

Credit loss expense - loans	1,240	921	117	2,258	444
Credit loss expense (benefit) - unfunded commitments	120	(20)	(150)	130	(240)
Credit loss benefit - debt securities held-to-maturity	(1)	-	-	(1)	(47)
Net interest income after credit loss expense (benefit)	29,431	29,269	28,120	87,289	84,378

Service charges and fees on deposit accounts	6,205	6,184	6,055	18,114	17,127
Gain (loss) on sale of investments	73	-	-	(2,810)	396
Gain on sale of fixed assets	-	-	-	3,799	-
BOLI income	540	523	558	2,278	1,388
Other noninterest income	971	923	1,149	2,628	3,444
Total noninterest income	7,789	7,630	7,762	24,009	22,355

Salaries and benefits	12,363	12,029	12,623	37,589	37,567
Occupancy expense	2,995	3,152	2,482	9,173	7,251
Other noninterest expenses	7,452	7,511	7,457	23,266	23,704
Total noninterest expense	22,810	22,692	22,562	70,028	68,522

Income before taxes	14,410	14,207	13,320	41,270	38,211
Provision for income taxes	3,807	3,944	3,435	11,074	9,656
Net income	$10,603	$10,263	$9,885	$30,196	$28,555

TAX DATA
Tax-exempt muni income	$1,584	$1,592	$2,679	$5,164	$8,233
Interest income - fully tax equivalent	$45,219	$43,918	$43,096	$130,626	$122,867

Sierra Bancorp Financial Results

October 21, 2024

PER SHARE DATA
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Basic earnings per share	$0.75	$0.72	$0.68	$2.11	$1.93
Diluted earnings per share	$0.74	$0.71	$0.68	$2.09	$1.93
Common dividends paid during period	$0.24	$0.23	$0.23	$0.70	$0.69

Weighted average shares outstanding	14,188,051	14,300,267	14,583,132	14,331,032	14,762,231
Weighted average diluted shares	14,335,706	14,381,426	14,636,477	14,437,786	14,791,696

Book value per basic share (EOP)	$24.88	$24.19	$21.01	$24.88	$21.01
Tangible book value per share (EOP) (1)	$22.93	$22.24	$19.04	$22.93	$19.04

Common shares outstanding (EOP)	14,414,561	14,466,873	14,702,079	14,414,561	14,702,079
(1)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures".

KEY FINANCIAL RATIOS
(Unaudited)	For the three months ended:			For the nine months ended:
	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Return on average equity	11.95%	11.95%	12.62%	11.67%	12.41%
Return on average assets	1.14%	1.14%	1.04%	1.11%	1.03%
Net interest margin (tax-equivalent) (1)	3.66%	3.69%	3.30%	3.66%	3.39%
Efficiency ratio (tax-equivalent) (1) (2)	58.38%	59.15%	61.46%	61.07%	62.83%
Net charge-offs / average loans (not annualized)	0.01%	0.11%	0.00%	0.14%	0.02%
(1)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(2)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures."

Sierra Bancorp Financial Results

October 21, 2024

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

NON-GAAP FINANCIAL MEASURES
(Dollars in Thousands, Unaudited)
	9/30/2024	6/30/2024	9/30/2023
Total stockholders' equity	$358,698	$350,020	$308,859
Less: goodwill and other intangible assets	28,137	28,318	28,975
Tangible common equity	$330,561	$321,702	$279,884

Total assets	$3,696,154	$3,681,202	$3,738,880
Less: goodwill and other intangible assets	28,137	28,318	28,975
Tangible assets	$3,668,017	$3,652,884	$3,709,905

Total stockholders' equity (bank only)	$427,762	$415,210	$379,095
Less: goodwill and other intangible assets (bank only)	28,137	28,318	28,975
Tangible common equity (bank only)	$399,625	$386,892	$350,120

Total assets (bank only)	$3,693,553	$3,678,508	$3,736,330
Less: goodwill and other intangible assets (bank only)	28,137	28,318	28,975
Tangible assets (bank only)	$3,665,416	$3,650,190	$3,707,355

Common shares outstanding	14,414,561	14,466,873	14,702,079

Book value per common share (total stockholders' equity / shares outstanding)	$24.88	$24.19	$21.01
Tangible book value per common share (tangible common equity / shares outstanding)	$22.93	$22.24	$19.04
Equity ratio - GAAP (total stockholders' equity / total assets	9.70%	9.51%	8.26%
Tangible common equity ratio (tangible common equity / tangible assets)	9.01%	8.81%	7.54%
Tangible common equity ratio (bank only) (tangible common equity / tangible assets)	10.90%	10.60%	9.44%

	For the three months ended:
Efficiency Ratio:	9/30/2024	6/30/2024	9/30/2023
Noninterest expense	$22,810	$22,692	$22,562
Divided by:
Net interest income	30,790	30,170	28,087
Tax-equivalent interest income adjustments	421	423	712
Net interest income, adjusted	31,211	30,593	28,799
Noninterest income	7,789	7,630	7,762
Less (loss) gain on sale of securities	73	-	-
Tax-equivalent noninterest income adjustments	144	139	148
Noninterest income, adjusted	7,860	7,769	7,910
Net interest income plus noninterest income, adjusted	$39,071	$38,362	$36,709
Efficiency Ratio (tax-equivalent)	58.38%	59.15%	61.46%

Sierra Bancorp Financial Results

October 21, 2024

NONINTEREST INCOME/EXPENSE
(Dollars in Thousands, Unaudited)
	For the three months ended:			For the nine months ended:
Noninterest income:	9/30/2024	6/30/2024	9/30/2023	9/30/2024	9/30/2023
Service charges and fees on deposit accounts	$6,205	$6,184	$6,055	$18,114	$17,127
Gain (loss) on sale of securities available-for-sale	73	—	—	(2,810)	396
Gain on sale of fixed assets	—	—	—	3,799	—
Bank-owned life insurance	540	523	558	2,278	1,388
Other	971	923	1,149	2,628	3,444
Total noninterest income	$7,789	$7,630	$7,762	$24,009	$22,355
As a % of average interest-earning assets (1)	0.91%	0.92%	0.89%	0.97%	0.87%

Noninterest expense:
Salaries and employee benefits	$12,363	$12,029	$12,623	$37,589	$37,567
Occupancy and equipment costs	2,995	3,152	2,482	9,173	7,251
Advertising and marketing costs	381	338	723	1,061	1,646
Data processing costs	1,555	1,680	1,369	4,744	4,433
Deposit services costs	2,150	2,019	2,048	6,302	6,603
Loan services costs
Loan processing	184	89	174	424	452
Foreclosed assets	—	—	(60)	—	665
Other operating costs	959	1,094	765	2,980	3,244
Professional services costs
Legal & accounting services	547	714	493	1,976	1,623
Director's costs	501	646	732	2,401	1,733
Other professional service	775	582	707	2,167	2,053
Stationery & supply costs	120	115	148	382	414
Sundry & tellers	280	234	358	829	838
Total noninterest expense	$22,810	$22,692	$22,562	$70,028	$68,522
As a % of average interest-earning assets (1)	2.68%	2.74%	2.58%	2.82%	2.67%
Efficiency ratio (tax-equivalent) (2)(3)	58.38%	59.15%	61.46%	61.07%	62.83%

(1)	Annualized
(2)	Computed on a tax equivalent basis utilizing a federal income tax rate of 21%.
(3)	See reconciliation of non-GAAP financial measures to the corresponding GAAP measurement in "Non-GAAP Financial Measures.”

Sierra Bancorp Financial Results

October 21, 2024

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Federal funds sold/interest-earning due from accounts	$ 88,509	$ 1,225	5.51%	$ 43,407	$ 598	5.54%	$ 23,760	$ 415	6.93%
Taxable	830,054	11,991	5.75%	866,270	12,787	5.94%	1,005,372	14,375	5.67%
Non-taxable	199,261	1,584	4.00%	199,942	1,592	4.05%	345,645	2,679	3.89%
Total investments	1,117,824	14,800	5.42%	1,109,619	14,977	5.58%	1,374,777	17,469	5.25%

Loans: (3)
Real estate	1,804,099	21,054	4.64%	1,802,190	20,463	4.57%	1,854,055	20,764	4.44%
Agricultural production	81,501	1,520	7.42%	75,825	1,406	7.46%	37,096	649	6.94%
Commercial	76,633	1,101	5.72%	77,224	1,174	6.11%	90,348	1,392	6.11%
Consumer	3,558	78	8.72%	3,698	79	8.59%	4,303	87	8.02%
Mortgage warehouse lines	303,463	6,227	8.16%	261,768	5,382	8.27%	100,549	2,004	7.91%
Other	2,438	18	2.94%	2,291	14	2.46%	2,381	19	3.17%
Total loans	2,271,692	29,998	5.25%	2,222,996	28,518	5.16%	2,088,732	24,915	4.73%
Total interest-earning assets (4)	3,389,516	44,798	5.31%	3,332,615	43,495	5.30%	3,463,509	42,384	4.94%
Other earning assets	17,062			17,058			17,355
Non-earning assets	288,975			286,020			275,883
Total assets	$ 3,695,553			$ 3,635,693			$ 3,756,747

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$ 169,602	$ 1,170	2.74%	$ 131,510	$ 733	2.24%	$ 141,745	$ 413	1.16%
NOW	393,328	161	0.16%	398,001	148	0.15%	427,278	68	0.06%
Savings accounts	359,921	93	0.10%	371,961	80	0.09%	408,158	69	0.07%
Money market	132,804	542	1.62%	139,507	476	1.37%	127,649	194	0.60%
Time deposits	562,251	6,010	4.25%	563,526	6,051	4.32%	557,504	6,514	4.64%
Wholesale brokered deposits	327,141	4,004	4.87%	307,995	3,544	4.63%	162,065	1,509	3.69%
Total interest-bearing deposits	1,945,047	11,980	2.45%	1,912,500	11,032	2.32%	1,824,399	8,767	1.91%
Borrowed funds:
Repurchase agreements	133,280	60	0.18%	131,478	66	0.20%	83,222	53	0.25%
Other borrowings	80,169	788	3.91%	98,731	1,042	4.24%	330,221	4,286	5.15%
Long-term debt	49,357	429	3.46%	49,335	430	3.51%	49,268	429	3.45%
Subordinated debentures	35,767	751	8.35%	35,723	755	8.50%	35,590	762	8.49%
Total borrowed funds	298,573	2,028	2.70%	315,267	2,293	2.93%	498,301	5,530	4.40%
Total interest-bearing liabilities	2,243,620	14,008	2.48%	2,227,767	13,325	2.41%	2,322,700	14,297	2.44%
Demand deposits - noninterest-bearing	995,326			978,602			1,064,962
Other liabilities	103,571			83,886			58,340
Shareholders' equity	353,036			345,438			310,745
Total liabilities and shareholders' equity	$ 3,695,553			$ 3,635,693			$ 3,756,747

Interest income/interest-earning assets			5.31%			5.30%			4.94%
Interest expense/interest-earning assets			1.65%			1.61%			1.64%
Net interest income and margin (5)		$ 30,790	3.66%		$ 30,170	3.69%		$ 28,087	3.30%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(0.4) million and $(0.3) million for the quarters ended September 30, 2024, and 2023, respectively, and $(0.3) million for the quarter ended June 30, 2024.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Sierra Bancorp Financial Results

October 21, 2024

AVERAGE BALANCES AND RATES
(Dollars in Thousands, Unaudited)
	For the nine months ended			For the nine months ended
	September 30, 2024			September 30, 2023
	Average Balance (1)	Income/ Expense	Yield/ Rate (2)	Average Balance (1)	Income/ Expense	Yield/ Rate (2)
Assets
Investments:
Interest-earning due from banks	$49,779	$2,065	5.53%	$21,504	$861	5.35%
Taxable	863,044	38,081	5.88%	991,302	39,848	5.37%
Non-taxable	214,677	5,164	4.06%	353,173	8,233	3.95%
Total investments	1,127,500	45,310	5.52%	1,365,979	48,942	5.00%

Loans:(3)
Real estate	$1,804,159	$61,706	4.57%	$1,860,504	$61,491	4.42%
Agricultural	72,946	4,064	7.44%	31,232	1,578	6.76%
Commercial	77,684	3,458	5.95%	81,397	3,564	5.85%
Consumer	3,739	238	8.50%	4,260	263	8.25%
Mortgage warehouse lines	234,470	14,431	8.22%	79,438	4,779	8.04%
Other	2,354	46	2.61%	2,443	61	3.34%
Total loans	2,195,352	83,943	5.11%	2,059,274	71,736	4.66%
Total interest-earning assets (4)	3,322,852	129,253	5.25%	3,425,253	120,678	4.80%
Other earning assets	17,155			16,680
Non-earning assets	281,952			271,949
Total assets	$3,621,959			$3,713,882

Liabilities and shareholders' equity
Interest-bearing deposits:
Demand deposits	$146,443	$2,601	2.37%	$145,316	$731	0.67%
NOW	396,644	393	0.13%	454,900	214	0.06%
Savings accounts	369,371	246	0.09%	431,143	196	0.06%
Money market	136,652	1,428	1.40%	128,856	291	0.30%
Time deposits	562,571	18,251	4.33%	520,105	17,043	4.38%
Brokered deposits	280,248	9,737	4.64%	167,782	4,235	3.37%
Total interest-bearing deposits	1,891,929	32,656	2.31%	1,848,102	22,710	1.64%
Borrowed funds:
Repurchase agreements	125,742	166	0.18%	88,707	199	0.30%
Other borrowings	99,388	3,203	4.30%	262,755	9,828	5.00%
Long-term debt	49,335	1,291	3.50%	49,246	1,286	3.49%
Subordinated debentures	35,722	2,261	8.45%	35,545	2,120	7.97%
Total borrowed funds	310,187	6,921	2.98%	436,253	13,433	4.12%
Total interest-bearing liabilities	2,202,116	39,577	2.40%	2,284,355	36,143	2.12%
Demand deposits - noninterest-bearing	988,128			1,062,114
Other liabilities	86,061			59,674
Shareholders' equity	345,654			307,739
Total liabilities and shareholders' equity	$3,621,959			$3,713,882

Interest income/interest-earning assets			5.25%			4.80%
Interest expense/interest-earning assets			1.59%			1.41%
Net interest income and margin(5)		$89,676	3.66%		$84,535	3.39%

(1)	Average balances are obtained from the best available daily or monthly data and are net of deferred fees and related direct costs.
(2)	Yields and net interest margin have been computed on a tax equivalent basis utilizing a 21% effective tax rate.
(3)	Loans are gross of the allowance for credit losses. Loan fees have been included in the calculation of interest income. Net loan fees and loan acquisition FMV amortization were $(1.1) million and $(0.7) million for the nine months ended September 30, 2024, and 2023, respectively.
(4)	Non-accrual loans have been included in total loans for purposes of computing total earning assets.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

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Category: Financial

Source: Sierra Bancorp